Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste. 100

Dallas, TX 75240

tel: 469.893.2000

fax: 469.893.8600

www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Announces Results for Fourth Quarter

Ended December 31, 2005

DALLAS – March 2, 2006 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $286 million, or $0.61 per share, for its fourth quarter ended December 31, 2005. This compares to a net loss of $2.187 billion, or $4.68 per share, in the fourth quarter of 2004. (See Explanatory Note 1 for information regarding the previously disclosed restatements and their impact on 2004 and 2005 results). The net loss for the fourth quarter of 2005 includes a loss from continuing operations of $251 million, or $0.54 per share, compared to a net loss of $1.712 billion, or $3.66 per share, in the fourth quarter of 2004. As discussed below, the loss from continuing operations in the fourth quarter of 2005 included eight items with an adverse aggregate net impact of $197 million after-tax, or $0.42 per share. Loss from discontinued operations in the fourth quarter of 2005 was $19 million, or $0.04 per share compared to a loss of $475 million, or $1.02 per share, in the fourth quarter of 2004. In addition, we recorded a $16 million charge, net of tax benefit and related valuation allowance, or $0.03 per share, substantially related to estimated future asset retirement liabilities associated with asbestos, which was recorded as of December 31, 2005 as a cumulative effect of a change in accounting principle associated with the adoption of a new accounting standard.

“Tenet achieved another strong quarter of improved pricing and tight cost control strengthening the foundation of our business as we enter 2006,” said Trevor Fetter, president and chief executive officer. “Despite this considerable progress on the pricing and cost fronts, our results for the fourth quarter and full year 2005 were adversely impacted by continuing declines in patient volumes and stubbornly high levels of bad debt expense. We believe our ability to successfully reverse this volume erosion is limited by the continuing overhang of government litigation and investigation issues. The resolution of these issues remains among our highest priorities.”

“We have received increasing recognition of our investments in clinical quality in recent months,” said Reynold Jennings, chief operating officer. “We are very pleased by the market’s growing recognition of our advances in clinical quality which has been a major area of strategic focus over the last three years. Among investor-owned hospital companies, Tenet ranked #1 in nine of 15 quality metrics published by CMS on the “Hospital Compare” website. Forty-one of Tenet hospitals are designated “Centers of Excellence” by CIGNA in one or more clinical service lines. In addition, 18 of Tenet’s hospitals have earned United Healthcare’s Premium Status designation for quality cardiovascular care as local centers of excellence. We take special pride in earning United’s coveted quality distinctions as United has awarded this designation to just five percent their contracted hospitals. We believe this type of recognition for our investments in advancing clinical quality will play an increasingly important role in growing our business over the next few years. Another key element of our strategy to improve clinical quality and restore growth is a very targeted capital investment program. During the fourth quarter of 2005 we decided to accelerate certain capital spending to $218 million for the quarter and $578 million for the year. These investments were generally made to upgrade clinical equipment and facilities in service lines with demonstrated growth potential.”

“Cash flow from operations, prior to capital expenditures, in the fourth quarter was $78 million,” said Timothy Pullen, executive vice president and interim chief financial officer. “Operating performance improvement in the fourth quarter was constrained as Compact-adjusted bad debt expense remained high at 14.7 percent. This level of bad debt reflects continuing high levels of uninsured patients being treated within our emergency departments and was also negatively affected by our gulf coast hospitals impacted by Hurricane Katrina.”

Continuing Operations

The loss from continuing operations for the fourth quarter of 2005 was $251 million, or $0.54 per share, including the following eight items with an aggregate adverse net after-tax impact totaling approximately $197 million or $0.42 per share:

(1)          positive adjustments to our prior year liability estimates primarily for a terminated retirement plan of $31 million pre-tax, $20 million after-tax, or $0.04 per share;

(2)          positive adjustments to tax exposure reserves and the estimated provision for Federal and state income taxes based on filed tax returns totaling $36 million, or $0.08 per share;

(3)          an adverse, non-cash adjustment to increase the valuation allowance for deferred tax assets of $88 million, or $0.19 per share, associated with an increase in our deferred tax assets primarily related to the tax effect of our losses that could not be recognized for financial reporting purposes;

(4)          litigation and investigation costs of $165 million pre-tax, $107 million after-tax, or $0.23 per share, which included a net charge of $140 million pre-tax to accrue the settlement of a federal securities class action lawsuit net of expected insurance coverage;

(5)          impairment and restructuring charges of $56 million pre-tax, $36 million after-tax, or $0.08 per share, net of insurance proceeds of $54 million;

(6)          costs related to the Hurricanes Katrina and Rita of $15 million pre-tax and post-hurricane operating losses related to our Gulf Coast operations of approximately $15 million pre-tax, totaling $19 million after-tax, or $0.04 per share;

(7)          an estimated loss on disposal recorded by one of our unconsolidated affiliates accounted for under the equity method of accounting, of which, our pre-tax impact was $10 million, $6 million after-tax, or $0.01 per share; and,

(8)          a net gain on sale of facilities of $4 million pre-tax, $3 million after-tax, or $0.01 per share, primarily to reduce reserves associated with hospitals sold in prior years.

See Explanatory Notes for additional information regarding certain of these items. In addition, the company incurred stock compensation expense, included in salaries, wages and benefits, of $10 million pre-tax, $6 million after-tax, or $0.01 per share in the fourth quarter of 2005 as compared to $19 million pre-tax, $12 million after-tax, or $0.03 per share in the fourth quarter of 2004.

Definition of Same-Hospital Data

 Same-hospital data for all periods presented excludes our six hospitals and imaging centers in the Gulf Coast Area that were impacted by Hurricane Katrina. Centennial Medical Center and St. Francis Hospital-Bartlett which both opened in June 2004, are excluded from same-hospital statistics for the six months ended June 30, 2005 and 2004, but are included for the six months ended December 31, 2005 and 2004

Admissions

	Continuing General Hospitals
			Change	Same-Hospital
Admissions, Patient Days and Surgeries	Q4’05	Q4’04	(%)	Q4’05	Q4’04	Change (%)
Admissions - Total	157,896	169,343	(6.8)	154,625	158,542	(2.5)
Uninsured Admissions	6,339	6,716	(5.6)	6,245	6,465	(3.4)
Uninsured Admissions/Total Admits (%)	4.0	4.0	—	4.0	4.1	(0.1	)(1)
Charity Care Admissions	2,856	2,169	31.7	2,787	2,058	35.4
Charity Care admissions as % of total	1.8	1.3	0.5 (1)	1.8	1.3	0.5	(1)
Admissions through Emergency Dept. (ED)	86,066	89,012	(3.3)	84,083	83,660	0.5
ED Admits as % of Total	54.5	52.6	1.9 (1)	54.4	52.8	1.6	(1)
Surgeries (inpatient and outpatient)	114,226	121,856	(6.3)	111,416	113,001	(1.4)
Patient Days - Total	809,577	877,259	(7.7)	792,962	815,118	(2.7)

(1) This change is the difference between the 2005 and 2004 amounts shown.

Same-hospital admissions in the fourth quarter of 2005 were 154,625, a decline of 3,917 admissions, or 2.5 percent, compared to same-hospital admissions of 158,542 in the fourth quarter of 2004. Approximately 31% of this decline is attributable to our non-acute hospital units, including those skilled nursing and rehabilitation units that were closed subsequent to December 31, 2004. Same-hospital commercial managed care admissions declined by 4.7 percent during the fourth quarter of 2005 compared to the fourth quarter of 2004.

Outpatient Visits

	Continuing General Hospitals				Same-Hospital
Outpatient Visits	Q4’05	Q4’04	Change (%)		Q4’05	Q4’04	Change (%)
Total Visits	1,200,682	1,349,983	(11.1)		1,165,366	1,256,523	(7.3)
Uninsured Visits	124,151	126,032	(1.5)		119,002	117,532	1.3
Uninsured/ Total Visits (%)	10.3	9.3	1.0	(1)	10.2	9.4	0.8 (1)
Charity Care Visits	5,171	4,590	12.7		5,131	4,567	12.3
Charity Care / Total Visits (%)	0.4	0.3	0.1	(1)	0.4	0.4	—

     (1) This change is the difference between the 2005 and 2004 amounts shown

Revenues

	Continuing Operations			Same-Hospital Operations
Revenues ($ in millions)	Q4’05	Q4’04	Change (%)	Q4’05	Q4’04	Change (%)
Net Operating Revenues	2,299	2,402	(4.3)	2,253	2,257	(0.2)
Compact discounts	215	141	52.5	209	127	64.6
Compact-adjusted Net Oper. Rev. (1)	2,514	2,543	(1.2)	2,462	2,384	3.3
Charity care	158	148	6.8	155	142	9.2
Provision for Doubtful Accounts	172	193	(10.9)	157	185	(15.1)
Total uncompensated care (1) (2)	545	482	13.1	521	454	14.8
Uncompensated care/ (Net Oper Rev + Charity+ Compact) (%) (1)	20.4	17.9	2.5 (3)	19.9	18.0	1.9 (3)

(1)           Non-GAAP measure

(2)           Defined as Compact discounts plus charity care plus provision for doubtful accounts

(3)           This change is the difference between the 2005 and 2004 amounts shown

Net operating revenues for same-hospital operations were $2.253 billion in the fourth quarter of 2005, a decrease of $4 million, or 0.2 percent, as compared to $2.257 billion in the fourth quarter of 2004. Patient discounts provided under the Compact with Uninsured Patients (“Compact”) reduced same-hospital net operating revenues in the fourth quarter of 2005 and 2004 by $209 million and $127 million, respectively. If the discounts under the Compact were added back to net operating revenues, it would have produced a non-GAAP measure of Compact-adjusted net operating revenues for the fourth quarter of 2005 of $2.462 billion, which would be an increase of $78 million or 3.3 percent compared to same-hospital Compact-adjusted net operating revenues of $2.384 billion for the fourth quarter of 2004. (A reconciliation of net operating revenue to Compact-adjusted net operating revenue, how the company uses the measures, and why the company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.” The foregoing also applies to all non-GAAP measures described below.)

Tenet initiated the implementation of the Compact in June, 2004. The Compact was fully implemented in all the hospitals with the initiation of Compact discounts in Texas on September 1, 2005.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital. The Compact discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded. Prior to implementing these discounting provisions under the Compact, the vast majority of these discounts was ultimately recognized to be uncollectible and, as a result, was then recorded in our provision for doubtful accounts.

Pricing

Pricing (Same-hospital)	Q4’05	Q4’04	Change (%)
Net inpatient revenue per admission	$10,108	$9,474	6.7
Compact-adjusted net inpatient revenue per admission (1)	10,826	9,890	9.5
Net outpatient revenue per visit	536	536	—
Compact-adjusted net outpatient revenue per visit (1)	620	584	6.2
Net patient revenue from managed care payers ($mm)	1,117	1,081	3.3
Stop loss payments from managed care payers ($mm)	98	129	(24.0)

     (1) Non-GAAP measure

Same-hospital net inpatient revenue per admission for the fourth quarter of 2005 was $10,108 compared to $9,474 in the fourth quarter of 2004. However, this unit measurement has been reduced by the Compact. If the discounts under the Compact are added back to net inpatient revenue, it produces a non-GAAP measure of same-hospital Compact-adjusted net inpatient revenue per admission of $10,826 for the fourth quarter of 2005, an increase of $936, or 9.5 percent, compared to $9,890 in the fourth quarter of 2004.

Same-hospital net outpatient revenue per visit was $536 in the fourth quarter of 2005 unchanged compared to $536 in the fourth quarter of 2004, which also includes the impact of the Compact. If the discounts under the Compact are added back to net outpatient revenue, it produces a non-GAAP measure of $620 in Compact-adjusted net outpatient revenue per visit in the fourth quarter of 2005, an increase of $36, or 6.2 percent, compared to $584 in the fourth quarter of 2004.

The company disaggregates its total managed care business into three distinct categories: commercial managed care, managed Medicare, and managed Medicaid. In the fourth quarter of 2005, approximately 80 percent of total managed care revenues are from Tenet’s commercial managed care business, 13 percent from managed Medicare, and 7 percent from managed Medicaid. Managed care admissions in the fourth quarter of 2005 were 64 percent commercial, 19 percent managed Medicare, and 17 percent managed Medicaid. Managed care outpatient visits in the fourth quarter of 2005 were 77 percent commercial, 9 percent managed Medicare, and 14 percent managed Medicaid. The foregoing statistics on a same-hospital basis are consistent with the total hospital statistic.

Same-hospital inpatient managed care base rates in the fourth quarter of 2005 increased by 11.7 percent for our total managed care portfolio and 12.9 percent for the commercial segment of the managed care portfolio as compared to the fourth quarter of 2004. Same-hospital net revenue per admission achieved an increase in excess of 12 percent in the commercial segment of our managed care business. The percentage increase in net revenue per admission is less than the percentage increase in inpatient base rates due to the reduction in the stop-loss portion of our managed care reimbursement payments, as discussed below. On an aggregate portfolio yield basis, which includes managed Medicare and managed Medicaid in addition to our commercial managed care business, same-hospital net revenue per admission increased by 9.7 percent as compared to the fourth quarter of 2004. As a result of these pricing increases, total net patient revenue from managed care payers increased by 3.3 percent in the fourth quarter of 2005 relative to the fourth quarter of 2004 despite the decline in managed care patient volumes.

Same-hospital stop-loss payments were $98 million in the fourth quarter of 2005, a decrease of $31 million from the $129 million received in the fourth quarter of 2004. The recent trend-line decline in stop-loss payments on a sequential quarter basis was not, however, evident as fourth quarter stop-loss payments actually increased by $1 million relative to the third quarter of 2005. Stop-loss payments were received on 4.2 percent of aggregate managed care admissions in the fourth quarter of 2005, and on 5.3 percent of commercial managed care admissions. The company believes that fourth quarter stop-loss payments are now within normal percentages for the industry, and expects stop-loss payments to stabilize at approximately these levels.

Controllable Operating Expenses

Controllable Operating	Continuing Operations			Same-Hospital Operations
Expense ($mm)	Q4’05	Q4’04	Change (%)	Q4’05	Q4’04	Change (%)
Salaries, Wages & Benefits	1,051	1,079	(2.6)	1,027	1,018	0.9
Supplies	424	443	(4.3)	416	412	1.0
Rent	44	45	(2.2)	42	42	—
Other Controllable Operating Exp	511	495	3.2	492	460	7.0
Total Controllable Operating Exp	2,030	2,062	(1.6)	1,977	1,932	2.3

Same-hospital controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1.977 billion and $1.932 billion in the fourth quarters of 2005 and 2004, respectively. Same-hospital controllable operating expenses per equivalent patient day were $1,783 in the fourth quarter of 2005 compared to $1,698 in the fourth quarter of 2004, an increase of $85, or 5.0 percent.

Provision for Doubtful Accounts

	Continuing Operations				Same-Hospital Operations
Bad Debt	Q4’05	Q4’04	Change (%)		Q4’05	Q4’04	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	172	193	(10.9)		157	185	(15.1)
Bad Debt / Net Operating Revenues (%)	7.5	8.0	(0.5	)(2)	7.0	8.2	(1.2	)(2)
Bad Debt + Compact-related Reduction (1) ($mm)	370	323	14.6		350	301	16.3
Compact Adjusted Bad Debt / (Net operating revenues + Compact discounts) (%) (1)	14.7	12.7	2.0	(2)	14.3	12.6	1.7	(2)

(1) Non-GAAP measure

(2) This change is the difference between the 2005 and 2004 amounts shown

Same-hospital provision for doubtful accounts, or bad debt expense, was $157 million in the fourth quarter of 2005, a decrease of $28 million from the provision for doubtful accounts of $185 million in the fourth quarter of 2004. Same-hospital bad debt expense was 7.0 percent of net operating revenues in the fourth quarter of 2005, compared to 8.2 percent of net operating revenues in the fourth quarter of 2004. After adding back the Compact discounts to the bad debt expense and net operating revenues in both quarters, it produces a non-GAAP measure of 14.3 percent for same-hospital Compact-adjusted bad debt expense to Compact-adjusted net operating revenue for the fourth quarter of 2005 as compared to 12.6 percent for the fourth quarter of 2004.

Accounts Receivable

Accounts receivable were $1.525 billion at December 31, 2005, and $1.523 billion at September 30, 2005. Accounts receivable days outstanding for continuing operations increased to 59 days at December 31, 2005 from 58 days at September 30, 2005.

Cash Flow

Unrestricted cash was $1.373 billion at December 31, 2005, down $107 million from $1.480 billion at September 30, 2005. Unrestricted cash at December 31, 2005, as well as at September 30, 2005, excludes $263 million of cash restricted as collateral for standby letters of credit under the letter of credit facility that we entered into in December 2004.

Net cash provided by operating activities was $78 million in the fourth quarter of 2005. In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures, proceeds of asset sales, and certain other items. Excluding cash used by operating activities from discontinued operations of $8 million, our cash provided by operating activities would have been $86 million for the fourth quarter of 2005. Cash provided by operating activities was negatively impacted primarily by our reduced operating results.

Capital expenditures in the fourth quarter of 2005 were $218 million. Substantially all capital expenditures in the fourth quarter were for continuing operations.

Liquidity

Total debt was $4.8 billion at December 31, 2005, unchanged from total debt on September 30, 2005. Net debt, a non-GAAP measure defined as total debt less cash and cash equivalents, was $3.4 billion at December 31, 2005, as compared to $3.3 billion at September 30, 2005.

Income Taxes

The income tax benefit of $56 million in the fourth quarter of 2005 on a pre-tax loss of $307 million from continuing operations includes $88 million of income tax expense to increase the valuation allowance for deferred tax assets associated with deferred tax assets established as a result of the tax effect of our losses that could not be recognized for financial reporting purposes. The income tax benefit of $56 million in the fourth quarter of 2005 also includes positive non-cash adjustments to tax exposure reserves and the estimated provision for Federal and state income taxes based on filed tax returns totaling $36 million.

Discontinued Operations

The loss from discontinued operations for the fourth quarter of 2005 was $19 million after-tax, or $0.04 per share, and includes the following two items with an aggregate negative net after-tax impact of approximately $30 million, or $0.07 per share:

(1)          impairment and restructuring charges of $21 million pre-tax, $13 million after-tax, or $0.03 per share; and

(2)          negative non-cash adjustment to increase the valuation allowance for deferred tax assets of approximately $17 million, or $0.04 per share associated with deferred tax assets established as a result of the tax effect of our losses that could not be recognized for financial reporting purposes.

See Explanatory Notes for additional information regarding these items.

2006 Outlook

Growth or erosion of patient volumes at our hospitals is a critical determinant of hospital and total company profitability. The expected level of patient admissions and outpatient visits is one of the most difficult element of our business to forecast as it is largely outside our direct control. During 2005, Tenet experienced volume declines in both admissions and outpatient visits. In 2006, on a same-hospital basis (excludes six hospitals in the Gulf Coast that were impacted by Hurricane Katrina), the company has budgeted admission growth of approximately one percent and growth in outpatient visits of approximately one-half percent. If the company is able to achieve this budgeted volume growth in 2006, with the high degree of operating leverage inherent in the acute hospital industry, this should have a positive impact on Tenet’s future results. Conversely, if the negative volume trends of 2005 continue, Tenet is unlikely to achieve its current objectives for operating performance in 2006.

Based on current financial objectives and operational goals which can be affected by a number of factors, it is anticipated that same-hospital net operating revenues in 2006 will be similar to the $9.6 billion reported in 2005. Growth in discounts to net revenue under the Compact reduces overall revenue growth. Compact discounts are expected to grow from $718 million in 2005 to approximately $900 million in 2006, when the Compact program will have been fully implemented for the full year at all hospitals. If the discounts under the Compact of $718 million in 2005 and the expected discounts of approximately $900 million in 2006 are added back to net operating revenues, it would produce a non-GAAP measure of same-hospital Compact-adjusted net operating revenue resulting in growth in the range of approximately two percent between periods.

Approximately 80 percent of expected managed care revenues in 2006 were negotiated prior to year-end 2005. Base price increases in these renegotiated contracts were generally in the range of mid- to high-single digits on a percentage basis.

We expect to offset a portion of the anticipated growth in controllable operating expenses (consisting of salaries, wages and benefits, supplies and other operating expense) below the applicable rate of medical cost inflation through a wide range of operating initiatives that are in various stages of implementation.

Compact-adjusted bad debt expense trended up in 2005, reflecting an underlying growth trend in the number of uninsured patients and self-pay revenue. These items are not entirely within the Company’s control and as a result are difficult to project. If Compact discounts are added back to bad debt expense, we expect Compact-adjusted bad debt as a percentage of net revenues to be approximately 14 percent for 2006. Tenet expects reported bad debt expense to decline as a result of all of our hospitals being on the Compact for the full year.

Depreciation and amortization expense in 2006 is expected to approximate $400 million, and interest expense is expected to approximate $410 million. The forecasted level of interest expense assumes the company’s level of outstanding debt in 2006 remains constant with the current level.

The company’s outlook for pre-tax income (loss) in 2006 ranges from breakeven to a $100 million pre-tax loss from continuing operations. Income tax expense (benefit) for continuing operations will be immaterial given the impact of any tax valuation allowance.

The company expects net cash flows from operating activities to be positive in 2006 in the range of $300 to $400 million. Net cash flow from operating activities less expected capital expenditures of $550 to $650 million, is expected to be negative in the range of $200 million to $300 million.

This outlook does not include the impact of potential payments to resolve litigation or investigations, nor any impairment, restructuring or special charges, or the operating results of discontinued operations, or receipt of cash for recoveries for outstanding claims from our insurance carriers. Any resolution of litigation or investigation issues could significantly impact results in 2006 and beyond and may change our outlook.

Restatement of Prior Period Financial Statements

Concurrently with the issuance of this release, the Company has filed an 8-K regarding additional adjustments to the restatement of prior period financial statements arising out of the previously disclosed independent accounting investigation. As a result of the impact of these additional adjustments on our 2004 results, the company recorded audit differences that were previously deemed immaterial for 2004, which will result in us restating all of our previously reported 2005 quarterly financial statements due to the effect of the 2004 differences on our 2005 quarterly periods. Additional information regarding these restatements can be found in Explanatory Note 1 to this release and in the 8-K.

Management’s Web Cast Review of Fourth Quarter Results

Tenet management will discuss fourth quarter 2005 results on a webcast event scheduled to begin at 10:30 AM (ET) on March 2, 2006. This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.   Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Three Months Ended December 31
(Dollars in millions except per share amounts)	2005	%	2004 (1)%		Change

Net operating revenues	$2,299	100.0%	$2,402	100.0%	(4.3)%
Operating expenses:
Salaries, wages and benefits	(1,051)	45.7%	(1,079)	44.9%	(2.6)%
Supplies	(424)	18.4%	(443)	18.4%	(4.3)%
Provision for doubtful accounts	(172)	7.5%	(193)	8.0%	(10.9)%
Other operating expenses (3)	(555)	24.1%	(540)	22.5%	2.8%
Depreciation	(81)	3.5%	(96)	4.0%	(15.6)%
Amortization	(8)	0.4%	(4)	0.2%	100.0%
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(56)	2.4%	(1,249)	52.0%
Loss from hurricanes and related costs (5)	(15)	0.7%	—	—
Costs of litigation and investigations (6)	(165)	7.2%	(45)	1.9%
Loss from early extinguishment of debt	—	—	(8)	0.3%

Operating loss	(228)	(9.9)%	(1,255)	(52.2)%

Interest expense	(100)		(91)
Investment earnings	18		7
Minority interests	(1)		9
Net gain on sales of facilities and long-term investments	4		1

Loss from continuing operations before income taxes	(307)		(1,329)
Income tax (expense) benefit (8)	56		(383)
Loss from continuing operations	(251)		(1,712)

Discontinued operations:
Income (loss) from operations of asset group	5		(46)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(21)		(24)
Litigation settlements	—		(395)
Net gain (loss) on sales of asset group	(1)		38
Income tax (expense) benefit (8)	(2)		(48)

Loss from discontinued operations	(19)		(475)

Cumulative effect of change in accounting principle, net	(16)		—

Net loss	$(286)		$(2,187)

Diluted loss per common share and common equivalent share:
Continuing Operations	$(0.54)		$(3.66)
Discontinued Operations	(0.04)		(1.02)
Cumulative Effect of Change in Accounting Principle, net	(0.03)		0.00
	$(0.61)		$(4.68)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	469,607		467,040

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Year Ended December 31
(Dollars in millions except per share amounts)	2005	%	2004 (1)%		Change

Net operating revenues	$9,614	100.0%	$9,908	100.0%	(3.0)%
Operating expenses:
Salaries, wages and benefits	(4,388)	45.6%	(4,328)	43.7%	1.4%
Supplies	(1,774)	18.4%	(1,723)	17.4%	3.0%
Provision for doubtful accounts (2)	(698)	7.2%	(1,203)	12.1%	(42.0)%
Other operating expenses (3)	(2,183)	22.7%	(2,215)	22.4%	(1.4)%
Depreciation	(352)	3.7%	(368)	3.7%	(4.3)%
Amortization	(30)	0.3%	(20)	0.2%	50.0%
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(266)	2.8%	(1,284)	13.0%
Loss from hurricanes and related costs (5)	(55)	0.6%	—	—
Costs of litigation and investigations (6)	(212)	2.2%	(74)	0.7%
Loss from early extinguishment of debt	(15)	0.2%	(13)	0.1%

Operating loss	(359)	(3.7)%	(1,320)	(13.4)%

Interest expense	(405)		(333)
Investment earnings	59		20
Minority interests	(7)		3
Net gain on sales of facilities and long-term investments	4		7

Loss from continuing operations before income taxes	(708)		(1,623)
Income tax benefit (8)	87		(286)
Loss from continuing operations	(621)		(1,909)

Discontinued operations:
Loss from operations of asset group	(47)		(284)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(56)		(439)
Litigation settlements	—		(395)
Net gain on sales of asset group	19		71
Income tax (expense) benefit (8)	(3)		150

Loss from discontinued operations	(87)		(897)

Cumulative effect of change in accounting principle, net	(16)		—

Net loss	$(724)		$(2,806)

Diluted loss per common share and common equivalent share:
Continuing Operations	$(1.32)		$(4.10)
Discontinued Operations	(0.19)		(1.92)
Cumulative Effect of Change in Accounting Principle, net	(0.03)		0.00
	$(1.54)		$(6.02)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,898		466,226

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	December 31, 2005	December 31, 2004(1)
Cash and cash equivalents	$1,373	$654
Restricted cash	—	263
Net accounts receivable	1,525	1,692
Income tax receivable	—	530
Assets held for sale	11	114
Other current assets	599	731

Current assets	3,508	3,984
Current liabilities	(2,292)	(2,114)

Net working capital	1,216	1,870
Investments and other assets	380	296
Restricted cash	263	—
Net property and equipment	4,620	4,820
Goodwill	800	800
Net intangible assets	241	169
Long-term debt, net of current portion	(4,784)	(4,395)
Other long-term liabilities and minority interests	(1,715)	(1,861)
Total shareholders’ equity	(1,021)	(1,699)

CASH FLOW DATA
Dollars in millions
(Unaudited)

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Net cash provided by operating activities	$763	$(82)
Cash flows from investing activities:
Purchases of property and equipment	(578)	(474)
Construction of new hospitals	—	(84)
Proceeds from sales of facilities, long-term investments and other assets	173	502
Insurance recoveries	75	—
Cash inflow related to escrow accounts to fund construction costs	—	88
Other items	(62)	(44)
Cash flows from financing activities:
Payments of borrowings	(25)	(17)
Sale of new senior notes	773	954
Repurchases of senior notes	(413)	(555)
Restricted cash related to letter of credit facility	—	(263)
Other items	13	10

Net increase in cash and cash equivalents	$719	$35

Supplemental disclosures:
Interest paid, net of capitalized interest	$(357)	$(260)
Income tax refunds received (payments made), net	530	(46)

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Year Ended December 31, 2005

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended December 31			Year Ended December 31
	2005	2004 (1)	Change	2005	2004 (1)	Change
Net inpatient revenues	$1,590	$1,597	(0.4)%	$6,492	$6,536	(0.7)%
Net outpatient revenues	$641	$714	(10.2)%	$2,785	$2,999	(7.1)%

Number of hospitals (at end of period)	69	69	— *	69	69	— *
Licensed beds (at end of period)	17,863	17,902	(0.2)%	17,863	17,902	(0.2)%
Average licensed beds	17,842	17,902	(0.3)%	17,889	17,861	0.2%
Utilization of licensed beds	49.3%	53.3%	(4.0)*	52.7%	54.5%	(1.8)%*
Patient days	809,577	877,259	(7.7)%	3,443,777	3,565,672	(3.4)%
Equivalent patient days	1,134,196	1,226,990	(7.6)%	4,826,715	4,971,498	(2.9)%
Net inpatient revenue per patient day	$1,964	$1,820	7.9%	$1,885	$1,833	2.8%
Admissions	157,896	169,343	(6.8)%	668,587	687,857	(2.8)%
Equivalent admissions	223,084	238,949	(6.6)%	944,328	967,138	(2.4)%
Net inpatient revenue per admission	$10,070	$9,431	6.8%	$9,710	$9,502	2.2%
Average length of stay (days)	5.1	5.2	0.1 *	5.2	5.2	— *
Surgeries	114,226	121,856	(6.3)%	484,105	493,397	(1.9)%
Net outpatient revenue per visit	$534	$529	0.9%	$539	$529	1.9%
Outpatient visits	1,200,682	1,349,983	(11.1)%	5,164,801	5,664,357	(8.8)%
Sources of net patient revenue
Medicare	28.2%	27.3%	0.9%*	27.5%	26.1%	1.4%*
Medicaid	8.0%	7.4%	0.6%*	8.3%	7.4%	0.9%*
Managed care	51.3%	50.0%	1.3%*	50.8%	49.7%	1.1%*
Indemnity, self-pay and other	12.5%	15.3%	(2.8)%*	13.4%	16.8%	(3.4)%*

Same-hospital **
Net inpatient revenues	$1,563	$1,502	4.1%	$6,178	$6,155	0.4%
Net outpatient revenues	$625	$673	(7.1)%	$2,635	$2,806	(6.1)%

Number of hospitals (at end of period)	63	63	— *	63	63	— *
Average licensed beds	16,565	16,624	(0.4)%	16,504	16,557	(0.3)%
Utilization of licensed beds	52.0%	53.3%	(1.3)%*	53.9%	54.8%	(0.9)%*
Patient days	792,962	815,118	(2.7)%	3,248,097	3,320,069	(2.2)%
Net inpatient revenue per patient day	$1,971	$1,843	7.0%	$1,902	$1,854	2.6%
Admissions	154,625	158,542	(2.5)%	634,026	644,844	(1.7)%
Net inpatient revenue per admission	$10,108	$9,474	6.7%	$9,744	$9,545	2.1%
Average length of stay (days)	5.1	5.1	— *	5.1	5.1	(0.0)*
Net outpatient revenue per visit	$536	$536	—	$544	$532	2.3%
Outpatient visits	1,165,366	1,256,523	(7.3)%	4,848,144	5,279,331	(8.2)%

*    This change is the difference between the 2005 and 2004 amounts shown.

**  Excludes two hospitals that were opened during 2004 for the six-month periods ended June 30, 2004 and 2005.
Excludes six hospitals in the Gulf Coast that were impacted by Hurricane Katrina for all periods presented.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2005 by Calendar Quarter

(Unaudited)

	3 Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/05 (1)	6/30/05 (1)	9/30/05 (1)	12/31/05	12/31/05

Net operating revenues	$2,501	$2,420	$2,394	$2,299	$9,614
Operating expenses:
Salaries, wages and benefits	(1,124)	(1,114)	(1,099)	(1,051)	(4,388)
Supplies	(457)	(447)	(446)	(424)	(1,774)
Provision for doubtful accounts	(167)	(153)	(206)	(172)	(698)
Other operating expenses (3)	(527)	(547)	(554)	(555)	(2,183)
Depreciation	(90)	(86)	(95)	(81)	(352)
Amortization	(6)	(6)	(10)	(8)	(30)
Impairment and restructuring charges (4)	(9)	4	(205)	(56)	(266)
Loss from hurricanes and related costs (5)	—	—	(40)	(15)	(55)
Costs of litigation and investigations (6)	(8)	(11)	(28)	(165)	(212)
Loss from early extinguishment of debt	(15)	—	—	—	(15)

Operating income (loss)	98	60	(289)	(228)	(359)

Interest expense	(101)	(102)	(102)	(100)	(405)
Investment earnings	9	15	17	18	59
Minority interests	(3)	(3)	—	(1)	(7)
Net gain on sales of facilities and long-term investments	—	—	—	4	4

Income (loss) from continuing operations before income taxes	3	(30)	(374)	(307)	(708)

Income tax (expense) benefit (8)	17	18	(4)	56	87
Income (loss) from continuing operations	20	(12)	(378)	(251)	(621)

Discontinued operations:
Income (loss) from operations of asset group	(39)	(20)	7	5	(47)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(7)	(1)	(27)	(21)	(56)
Net gain (loss) on sales of asset group	22	—	(2)	(1)	19
Income tax (expense) benefit (8)	—	—	(1)	(2)	(3)

Loss from discontinued operations	(24)	(21)	(23)	(19)	(87)

Cumulative effect of change in accounting principle, net	—	—	—	(16)	(16)

Net loss	$(4)	$(33)	$(401)	$(286)	$(724)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.04	$(0.03)	$(0.80)	$(0.54)	$(1.32)
Discontinued Operations	(0.05)	(0.04)	(0.05)	(0.04)	(0.19)
Cumulative Effect of Change in Accounting Principle, net	0.00	0.00	0.00	(0.03)	(0.03)
	$(0.01)	$(0.07)	(0.85)	$(0.61)	$(1.54)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947	468,758	469,179	469,607	468,898

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS  - CONTINUING OPERATIONS

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended				Year Ended
	3/31/05 (1)	6/30/05 (1)	9/30/05 (1)	12/31/05	12/31/05
Net inpatient revenues	$1,701	$1,598	$1,603	$1,590	$6,492
Net outpatient revenues	$709	$727	$708	$641	$2,785

Number of hospitals (at end of period)	69	69	69	69	69
Licensed beds at end of period	17,941	17,897	17,859	17,863	17,863
Average licensed beds	17,924	17,930	17,859	17,842	17,889
Utilization of licensed beds	57.9%	53.0%	50.8%	49.3%	52.7%
Patient days	934,203	865,396	834,601	809,577	3,443,777
Equivalent patient days	1,291,165	1,222,322	1,179,032	1,134,196	4,826,715
Net inpatient revenue per patient day	$1,821	$1,847	$1,921	$1,964	$1,885
Admissions	178,458	168,526	163,707	157,896	668,587
Equivalent admissions	248,225	239,747	233,272	223,084	944,328
Net inpatient revenue per admission	$9,532	$9,482	$9,792	$10,070	$9,710
Average length of stay (days)	5.2	5.1	5.1	5.1	5.2
Surgeries	123,101	125,907	120,871	114,226	484,105
Net outpatient revenue per visit	$515	$542	$568	$534	$539
Outpatient visits	1,376,156	1,341,793	1,246,170	1,200,682	5,164,801

Sources of net patient revenue
Medicare	28.2%	27.2%	26.5%	28.2%	27.5%
Medicaid	8.1%	8.3%	8.8%	8.0%	8.3%
Managed care	50.6%	50.2%	51.1%	51.3%	50.8%
Indemnity, self-pay and other	13.1%	14.3%	13.6%	12.5%	13.4%

Same-hospital
Net inpatient revenues	$1,594	$1,488	$1,533	$1,563	$6,178
Net outpatient revenues	$655	$677	$678	$625	$2,635

Number of hospitals (at end of period)	61	61	63	63	63
Average licensed beds	16,435	16,434	16,582	16,565	16,504
Utilization of licensed beds	58.4%	53.4%	52.0%	52.0%	53.9%
Patient days	863,280	798,546	793,309	792,962	3,248,097
Net inpatient revenue per patient day	$1,846	$1,863	$1,932	$1,971	$1,902
Admissions	166,056	156,663	156,682	154,625	634,026
Net inpatient revenue per admission	$9,599	$9,498	$9,784	$10,108	$9,744
Average length of stay (days)	5.2	5.1	5.1	5.1	5.1
Net outpatient revenue per visit	$516	$550	$573	$536	$544
Outpatient visits	1,268,847	1,231,513	1,182,418	1,165,366	4,848,144

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2004 by Calendar Quarter

(Unaudited)

	3 Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04 (1)	12/31/04 (1)

Net operating revenues	$2,576	$2,510	$2,420	$2,402	$9,908
Operating expenses:
Salaries, wages and benefits	(1,091)	(1,089)	(1,069)	(1,079)	(4,328)
Supplies	(434)	(425)	(421)	(443)	(1,723)
Provision for doubtful accounts (2)	(277)	(482)	(251)	(193)	(1,203)
Other operating expenses (3)	(531)	(587)	(557)	(540)	(2,215)
Depreciation	(90)	(90)	(92)	(96)	(368)
Amortization	(5)	(5)	(6)	(4)	(20)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(24)	(2)	(1,249)	(1,284)
Costs of litigation and investigations	(10)	(9)	(10)	(45)	(74)
Loss from early extinguishment of debt	—	(5)	—	(8)	(13)

Operating income (loss)	129	(206)	12	(1,255)	(1,320)

Interest expense	(77)	(74)	(91)	(91)	(333)
Investment earnings	4	3	6	7	20
Minority interests	(5)	—	(1)	9	3
Net gain on sales of facilities and long-term investments	—	6	—	1	7

Income (loss) from continuing operations before income taxes	51	(271)	(74)	(1,329)	(1,623)

Income tax benefit (expense)	(24)	103	18	(383)	(286)
Income (loss) from continuing operations	27	(168)	(56)	(1,712)	(1,909)

Discontinued operations:
Loss from operations of asset group	(78)	(123)	(37)	(46)	(284)
Impairment of long-lived assets and goodwill, and restructuring charges	(137)	(269)	(9)	(24)	(439)
Litigation settlements	—	—	—	(395)	(395)
Net gain (loss) on sales of asset group	(2)	31	4	38	71
Income tax benefit	71	106	21	(48)	150

Loss from discontinued operations	(146)	(255)	(21)	(475)	(897)

Net loss	$(119)	$(423)	$(77)	$(2,187)	$(2,806)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.05	$(0.36)	$(0.12)	$(3.66)	$(4.10)
Discontinued Operations	(0.31)	(0.55)	(0.05)	(1.02)	(1.92)
	$(0.26)	$(0.91)	$(0.17)	$(4.68)	$(6.02)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	465,590	465,922	466,646	467,040	466,226

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS  - CONTINUING OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended				Year Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04(1)	12/31/04(1)
Net inpatient revenues	$1,706	$1,654	$1,579	$1,597	$6,536
Net outpatient revenues	$779	$760	$746	$714	$2,999

Number of hospitals (at end of period)	67	69	69	69	69
Licensed beds at end of period	17,770	17,976	17,933	17,902	17,902
Average licensed beds	17,770	17,839	17,932	17,902	17,861
Utilization of licensed beds	58.4%	54.0%	52.7%	53.3%	54.5%
Patient days	943,597	875,841	868,975	877,259	3,565,672
Equivalent patient days	1,297,396	1,227,690	1,219,423	1,226,990	4,971,498
Net inpatient revenue per patient day	$1,808	$1,888	$1,817	$1,820	$1,833
Admissions	179,459	169,844	169,211	169,343	687,857
Equivalent admissions	248,361	240,104	239,723	238,949	967,138
Net inpatient revenue per admission	$9,506	$9,738	$9,332	$9,431	$9,502
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Surgeries	126,288	122,852	122,401	121,856	493,397
Net outpatient revenue per visit	$513	$518	$561	$529	$529
Outpatient visits	1,517,078	1,468,350	1,328,946	1,349,983	5,664,357

Sources of net patient revenue
Medicare	25.9%	25.9%	25.3%	27.3%	26.1%
Medicaid	7.4%	7.0%	7.8%	7.4%	7.4%
Managed care	49.6%	49.6%	49.3%	50.0%	49.7%
Indemnity, self-pay and other	17.1%	17.5%	17.6%	15.3%	16.8%

Same-hospital
Net inpatient revenues	$1,603	$1,552	$1,498	$1,502	$6,155
Net outpatient revenues	$728	$707	$698	$673	$2,806

Number of hospitals (at end of period)	61	61	63	63	63
Average licensed beds	16,482	16,480	16,640	16,624	16,557
Utilization of licensed beds	58.7%	54.2%	52.9%	53.3%	54.8%
Patient days	880,807	813,549	810,595	815,118	3,320,069
Net inpatient revenue per patient day	$1,820	$1,908	$1,848	$1,843	$1,854
Admissions	168,374	159,020	158,908	158,542	644,844
Net inpatient revenue per admission	$9,520	$9,760	$9,427	$9,474	$9,545
Average length of stay (days)	5.2	5.1	5.1	5.1	5.1
Net outpatient revenue per visit	$513	$517	$565	$536	$532
Outpatient visits	1,418,544	1,368,462	1,235,802	1,256,523	5,279,331

Additional Supplemental Non-GAAP Disclosures

In March 2004, we announced that, in accordance with state laws, we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 40 of our hospitals by December 31, 2004 and at all 69 of our hospitals by December 31, 2005. Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those accounts had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and should reduce our provision for doubtful accounts.

In light of the phase-in of the discounts for uninsured patients under the Compact, the Company is providing supplemental data in addition to required data in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods. In spite of the limitations, the Company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact and the additional provisions for doubtful accounts, as described above, for the three-month periods ended December 31, 2005 and December 31, 2004. The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended December 31, 2005 and December 31, 2004. For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures. The company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons. Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Operating Measures Adjusted for the Impact of the Compact

(Unaudited)

	Quarter Ended December 31, 2005
(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues

Net operating revenues	$2,299	$215	$2,514	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,051)	—	(1,051)	45.7%	41.8%
Supplies	(424)	—	(424)	18.4%	16.9%
Provision for doubtful accounts	(172)	(198)	(370)	7.5%	14.7%
Other operating expenses (3)	(555)	—	(555)	24.1%	22.1%

Same-hospital
Net inpatient revenue	$1,563	$111	$1,674
Net outpatient revenue	$625	$98	$723
Admissions	154,625		154,625
Outpatient Visits	1,165,366		1,165,366

Net inpatient revenue per admission	$10,108		$10,826
Net outpatient revenue per visit	$536		$620

	Quarter Ended December 31, 2004 (1)
(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues

Net operating revenues	$2,402	$141	$2,543	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,079)	—	(1,079)	44.9%	42.4%
Supplies	(443)	—	(443)	18.4%	17.4%
Provision for doubtful accounts	(193)	(130)	(323)	8.0%	12.7%
Other operating expenses (3)	(540)	—	(540)	22.5%	21.2%

Same-hospital
Net inpatient revenue	$1,502	$66	$1,568
Net outpatient revenue	$673	$61	$734
Admissions	158,542		158,542
Outpatient Visits	1,256,523		1,256,523

Net inpatient revenue per admission	$9,474		$9,890
Net outpatient revenue per visit	$536		$584

TENET HEALTHCARE CORPORATION

Explanatory Notes

(1).                               As disclosed in a Form 8-K filed on January 19, 2006, the Company, as a result of an independent accounting investigation, determined that it was necessary to restate its financial statements for the fiscal years ended May 31, 2000, 2001 and 2002, the seven-month transition period ended December 31, 2002, and the calendar years ended December 31, 2003 and 2004, and that these financial statements should no longer be relied upon. The approximate impact of the restatement adjustments anticipated at the time of filing was disclosed in the Form 8-K.

As disclosed in a Form 8-K filed on February 22, 2006, the Company concluded that a $120 million component of a $744 million deferred tax valuation allowance previously charged against additional paid-in capital was incorrect and should have been recorded as tax expense in the Company’s 2004 income statement. As a result, the Company’s previously reported 2004 financial statements should no longer be relied upon for that reason. The Company has determined that this adjustment does not impact its previously reported quarterly reports for 2005.

In the course of finalizing the adjustments resulting from the independent accounting investigation, additional adjustments were identified and it has been determined that certain prior period reserves released by the Company during the fiscal years ended December 31, 2003 and 2004 should have been released as of December 31, 2002 or earlier. As a result, it is necessary to further restate the Company’s financial statements for the calendar year ended December 31, 2004 and periods back to and including the fiscal year ended May 31, 1999. Since the financial statements for the calendar year ended December 31, 2004 are being restated for these adjustments, the company recorded audit differences that were previously deemed immaterial for 2004, which will result in us restating all of our previously reported 2005 quarterly financial statements due to the effect of the 2004 audit differences on our 2005 quarterly periods. As a result of the foregoing, the Company’s previously reported financial statements for the 2005 quarterly periods should also no longer be relied upon.

The applicable restated financial results are reflected in this press release and will be included in the Company’s 2005 Annual Report on Form 10-K and Form 10-Q/As for the 2005 quarterly periods, to be subsequently filed.

(2).                               During the quarter ended June 30, 2004, we recorded additional provisions for doubtful accounts in the amount of $196 million in continuing operations to write-down self-pay patient accounts receivable. This change in how we estimate the net realizable value of patient accounts receivable was primarily attributable to the continued increase in the number of uninsured and underinsured patients.

(3).                               Other operating expenses included malpractice expense of $50 million and $37 million for the quarters ended December 31, 2005 and 2004, respectively. For the twelve months ended December 31, 2005 and 2004, malpractice expense was $228 million and $254 million, respectively. The decline in 2005 is substantially due to the second quarter of 2004 including additional expense as a result of (1) the increasing of reserves reflecting adverse loss development and (2) changes in claim payment patterns whereby a shorter maturity discount rate began to be used. In addition, 2005 malpractice expense decreased due to lower patient volumes, a decline in reported claims, and improved loss development. Also included is a net gain of $10 million and $25 million for the twelve months ended December 31, 2005 and 2004, respectively, primarily from the sale of certain home health agencies, hospices, clinics and other assets.

(4).                               During the year ended December 31, 2005, we recorded impairment and restructuring charges totaling $ 266 million. These charges consisted primarily of $157 million to write-down long-lived assets due to damage to our hospitals caused by Hurricanes Katrina and Wilma, reduced by $64 million of insurance proceeds for property damage received from our insurance carriers prior to December 31, 2005, and $167 million to write-down long-lived assets to their estimated fair values, primarily due to the adverse current and anticipated future financial trends at twelve of our hospitals. The remaining charge of $6 million reflects $11 million in employee severance, benefits and relocation costs, $6 million of lease termination and other costs and $4 million in non-cash stock option modification costs related to terminated employees, offset by a $15 million reduction of reserves.

(5).                               Loss from hurricanes and related costs were $15 million and $55 million for the quarter and year ended December 31, 2005, respectively. These costs are a direct result of Hurricanes Katrina and Wilma that impacted our hospitals in the Gulf Coast area and Florida during August and October 2005, respectively. Included in the $55 million is $33 million of relief pay and other employee-related expenses, $11 million in inventory and other working capital write-offs and $11 million in evacuation and other costs.

(6).                               Costs of litigation and investigations in continuing operations were $165 million and $212 million for the quarter and year ended December 31, 2005, respectively, and consisted primarily of $140 million for the net settlement of securities and derivative lawsuits, $7 million in final settlement of the Redding Medical Center patient litigation, $7 million to settle the Florida Attorney General matters and costs to defend ourselves in various investigations and lawsuits, in particular the Alvarado trial and the SEC investigation.

(7).          During the year ended December 31, 2005, we recorded impairment and restructuring charges of $56 million in discontinued operations consisting primarily of $40 million for the write-down of long-lived assets to their estimated fair values, less estimated costs to sell, $12 million in employee severance, retention and other costs, $7 million of lease termination costs and a $3 million reduction in reserves recorded in prior periods.

(8).          Income tax benefit of $56 million in continuing operations for the three months ended December 31, 2005 included the following: (1) positive adjustment to tax exposure reserves and a positive adjustment to the estimated provision for Federal and state income taxes based on filed tax returns totaling $36 million and (2) income tax expense of $88 million to increase the valuation allowance for our deferred tax assets.

Income tax expense of $2 million in discontinued operations for the three months ended December 31, 2005 included income tax expense of $17 million to increase the valuation allowance for our deferred tax assets.